Media Contact:	Investor Relations Contact:
Kevin Komiega	Michael J. Melnyk, CFA
Commvault	Commvault
978-834-6898 kkomiega@commvault.com	646-522-6160 mmelnyk@commvault.com

Commvault Names Company Veteran Gary Merrill as Chief Commercial Officer and Appoints Toast Executive Jennifer DiRico as Chief Financial Officer

Merrill and DiRico will work hand-in-hand to accelerate Commvault’s next wave of growth

TINTON FALLS, NJ – July 8, 2024 – Commvault, a leading provider of cyber resilience and data protection solutions for the hybrid cloud, today announced that long-term Commvault executive and current Chief Financial Officer (CFO), Gary Merrill, will transition to a new role, serving as the company’s first Chief Commercial Officer (CCO). In this role, Merrill will lead the company’s global sales and partner teams.

This transition created an opportunity for Commvault to recruit another dynamic and growth-oriented CFO and the company selected Jennifer (Jen) DiRico for the role. DiRico will assume her new position at Commvault on August 12.

DiRico spent close to a decade at Toast, where she was instrumental in its successful IPO and in supercharging the company’s growth. During her tenure at the company, Toast expanded its customer base to over 100,000 customers and annual recurring revenue (ARR) to over $1 billion. She will leverage her vast knowledge and experience in finance, investor relations, operations, and international markets to advance Commvault’s revenue growth initiatives.

Merrill, an 18-year Commvault veteran, will use his operations, finance, and customer and partner expertise to accelerate adoption of the Commvault Cloud platform, expand the company’s routes to market, and scale its high-growth SaaS engine. This will play a key role in helping Commvault rapidly expand its leadership in cyber resilience while driving even greater value for customers and partners.

“When Gary threw his hat in the ring for the CCO role, we immediately knew this was the right move at the right time. Gary is relentlessly focused on customers, partners, and operational excellence,” said Sanjay Mirchandani, President and CEO, Commvault. “We’re also delighted to have Jen joining our leadership team. She has a proven track record of scaling and leading finance and operations teams at high growth companies and is a perfect fit for Commvault.”

“The growth that Commvault has seen over the last two years is impressive. During that time, I’ve worked closely with our sales and partner leadership globally to instill close strategic alignment,” said Merrill. “I’m excited to take those relationships to the next level as CCO, as we focus on reaching $1 billion in ARR by FY’26. I also look forward to partnering with Jen as we transition into our new roles.”

“I’m thrilled to join Commvault at such a pivotal time,” said DiRico. “Commvault’s highly successful transition to a subscription and SaaS model is world-class. I look forward to expediting Commvault’s profitable growth as the company leads the charge in cyber resilience. I’m also excited to work closely with employees around the globe, including the company’s talented leadership team.”

About Commvault
Commvault (NASDAQ: CVLT) is the gold standard in cyber resilience, helping more than 100,000 organizations keep data safe and businesses resilient and moving forward. Today, Commvault offers the only cyber resilience platform that combines the best data security and rapid recovery at enterprise scale across any workload, anywhere—at the lowest TCO.

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